NEWS RELEASE

Exhibit 99.1

CONTACT:
Edward B. Kornfeld
Chief Executive Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND YEAR ENDED DECEMBER 31, 2008

Syosset, NY – March 31, 2009 – Porta Systems Corp. (OTC.BB:PORT) today reported an operating loss for the quarter ended December 31, 2008 of $670,000 compared to operating loss of $1,137,000 for the quarter ended December 31, 2007.  For the quarter ended December 31, 2008, the Company recorded a loss from continuing operations before extraordinary gain and discontinued operations of $697,000, ($0.07) per share (basic and diluted), before the effect of an extraordinary item, compared to the loss from continuing operations before discontinued operations of $1,694,000, ($1.87) per share (basic and diluted), for the quarter ended December 31, 2007. In addition, for the quarter ended December 31, 2008 an extraordinary item resulted in an additional charge of $143,000, or ($0.01) per share, reduction in the extraordinary gain of $17,645,000, which was recorded in the third quarter as a result of the July 2008 debt restructuring.  This fourth quarter adjustment resulted from additional accruals relating to our successful debt restructuring.  There were no extraordinary items in 2007.   After giving effect of the extraordinary item, the Company reported a net loss of $840,000, ($0.08) per share (basic and diluted), for the three months ended December 31, 2008.

The Company reported an operating loss for the year ended December 31, 2008 of $905,000 compared to operating loss of $81,000 for the year ended December 31, 2007.  The Company recorded a loss from continuing operations before extraordinary gain and discontinued operations of $2,352,000, ($0.50) per share (basic and diluted), for the year ended December 31, 2008 compared to a loss from continuing operations before extraordinary gain and discontinued operations of $2,223,000, ($2.46) per share (basic and diluted), for the year ended December 31, 2007.  We recorded an extraordinary gain as a result of our July 2008 debt restructuring of $17,502,000, $3.73 per share (basic and diluted) which was recorded in the year ended December 31, 2008. The extraordinary gain of $17,502,000 reflects the $17,645,000 gain recorded in the third quarter less the $143,000 charge recognized in the fourth quarter.  Pursuant to the debt restructuring, the senior debt holder converted notes in the principal amount of $23,373,000 and accrued interest of $1,354,000 into a note for $11,601,156 and 7,038,236 shares of common stock, subordinated note holders converted the principal and interest on their notes, totaling $13,583,000, into subordinated notes in the aggregate principal amount of $1,750,000 and 1,407,667 shares of common stock, the payments on other senior debt were rescheduled and other obligations were paid at reduced levels over an extended period of time.

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Porta Systems Corp. Press Release
March 31, 2009

There were no extraordinary items in the same period of 2007.   During the year ended December 31, 2007, the Company completely discontinued the operation of its OSS business and wrote off all remaining OSS assets and incurred losses related to the discontinued OSS operation of $521,000, ($0.58) per share (basic and diluted). There was no loss from discontinued operations for the year ended December 31, 2008.  After the effect of the extraordinary gain in 2008 and the loss from discontinued operations in 2007, the Company reported a net income of $15,150,000, $3.23 per share (basic and diluted), for 2008 versus a net loss of $2,744,000, ($3.04) per share (basic and diluted), for 2007.  As a result of our debt restructuring, in accordance with Statement of Financial Accounting Standard No. 15 “Accounting by Debtors and Creditors for Troubled Debt Restructuring”, all of the interest due until maturity on the restructured debt was capitalized as of July 31, 2008.  As a result, interest charges net of interest income and other income for the fourth quarter and year ending December 31, 2008 were only $20,000 and $1,387,000, respectively.  If the interest charges on the restructured debt had not been capitalized, interest charges for the fourth quarter and year ended December 31, 2008 would have been approximately $460,000 and $2,212,000, respectively.

Sales were $7,210,000 for the quarter ended December 31, 2008 versus $5,898,000 for the quarter ended December 31, 2007, an increase of approximately $1,312,000, or 22%. Connection/Protection sales were $6,140,000 for the quarter ended December 31, 2008 versus $4,701,000 for the quarter ended December 31, 2007, an increase of $1,439,000, 31%, primarily resulting from a significant increase in sales to Latin American customers for connection and protection products.  Signal Processing sales for the quarter ended December 31, 2008 were $1,070,000 versus $1,197,000 for the quarter ended December 31, 2007, a decrease of $127,000 (11%) due to the timing of delivery to our customers.

Sales were $26,737,000 for the year ended December 31, 2008 versus $27,820,000 for the year ended December 31, 2007, a decrease of approximately $1,083,000 (4%).  Connection/Protection sales were $22,132,000 for the year ended December 31, 2008 versus $22,929,000 for the year ended December 31, 2007, a decrease of $797,000 (3%).  The decrease in sales is due to a decline in orders from British Telecommunications’ systems integrators for ADSL products that was partially offset by higher demand for connection/protection products from Latin American customers. Signal Processing sales for the year ended December 31, 2008 were $4,605,000 versus $4,891,000 for the year ended December 31, 2007, a decrease of $286,000 (6%) due to the timing of delivery to our customers.

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Porta Systems Corp. Press Release
March 31, 2009

The overall gross margin from continuing operations was 14% for the quarter ended December 31, 2008, compared to 22% for the quarter ended December 31, 2007.  Gross margin for the year ended December 31, 2008 was 21% compared to 29% for the year ended December 31, 2007.  The decrease is primarily related to excess capacity in our Mexico facility due to lower production levels as compared to 2007, principally resulting from the decrease in sales to British Telecommunications and shifting of certain manufacturing to China.  Gross margins were also reduced by changes in product mix, and the effects of the stronger dollar against the British pound primarily in the fourth quarter.

Operating expenses for the quarter and year ended December 31, 2008 decreased by $757,000 (31%) and $1,501,000 (18%), respectively, from the same periods in 2007. The Company reduced advertising and participation in trade shows, which resulted in a decrease in selling expenses.  Decreased general and administrative costs were primarily due to a reduction of costs relating to our debt restructuring, and the effects of overall cost cutting initiatives.  For the year ended December 31, 2008, costs of approximately $600,000 were offset against the gain on the debt restructuring.

Interest expense net of interest and other income of $20,000 and $1,387,000, respectively, decreased for the quarter and year ending December 31, 2008 from the same period in 2007 by $517,000 and $679,000, respectively. These decreases are primarily related to the debt restructuring.   As discussed above, as a result of the implementation of the debt restructuring, interest on the senior and subordinated debt through the term of the debt instruments has been added to the value of the debt on the balance sheet and is not reflected as interest expense subsequent to the date of the restructuring of July 31, 2008.

As a result of the factors described above, our Connection/Protection business had a net loss from operations before allocations of corporate expenses of $359,000 for the fourth quarter of 2008, compared to a net operating loss before allocations of corporate expenses of $657,000 in the comparable period of 2007. Net operating income before allocations of corporate expenses on our connection/protection business was $277,000 for the year ended December 31, 2008, as compared to $1,724,000 for the same period in 2007. Our Signal segment generated net income from operations before allocations of corporate expenses of $206,000 in the fourth quarter of 2008 and $928,000 for the year ended December 31, 2008 compared to $245,000 and $1,178,000 in the comparable periods in 2007.

On July 31, 2008, the Company amended its certificate of incorporation to effect a one-for-11.11 reverse split pursuant to which each share of common stock was converted into 0.0900090009 share of common stock.  The financial statements give retroactive effect to the reverse split.

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Porta Systems Corp. Press Release
March 31, 2009

Our debt restructuring eliminated principal and interest of approximately $25,076,000. As part of the restructuring, the Company issued or reserved 8,748,015 shares of common stock and warrants to creditors as partial consideration for their substantial debt reduction. In addition, key members of Porta’s management team received an aggregate of 603,277 shares of common stock. As a result of the issuance of more than 50% of the Company’s common stock to new stockholders, the Company’s ability to use its remaining net operating loss carry forwards that were generated prior to August 1, 2008, were very substantially reduced in accordance with Section 382 of the Internal Revenue Code.

In November 2008, the Company borrowed additional senior debt of $425,000 from our senior debt holder.  Interest on the additional $425,000 advance will be expensed as incurred at a rate equal to the six month LIBOR rate plus 10% which was 11.7% at December 31, 2008.  Due to the Company’s inability to meet the repayment terms of the senior debt issued in the debt restructuring, the senior debt holder modified the terms of the notes effective January 1, 2009.  This modification is accounted for as a trouble debt restructuring.  As the troubled debt restructuring involved only modifications of the terms of the debt, and did not involve a transfer of assets or a grant of an equity interest, the Company accounts for the effects of the restructuring prospectively from the time of the restructuring, and does not change the carrying amount of the liability on the balance sheet.  The additional interest due to the terms modifications will be accrued prospectively.  The modification is reflected by an increase in the promissory note to $1,747,012, which reflects the additional borrowing of $425,000 in November 2008 and is to be paid at a rate of $125,000 per month, with a final payment of the remaining principal and interest on April 30, 2010.  Payments will be allocated first to accrued interest, then to principal.  No other modifications to the note were made.  The secured promissory note in the principal amount of $11,601,156 is to be paid in twelve quarterly installments each in the amount of $375,000, with the first payment of principal and interest being due on June 30, 2010, followed by thirteen quarterly installments of principal and interest each in the amount of $500,000, with a final payment of all remaining principal and accrued interest on September 30, 2016.  All payments shall be applied first to accrued interest and any remainder to principal. No other modifications to the note were made.

The present economic climate has resulted in a decline in demand for capital goods and has made credit more difficult to obtain for both our Company and its customers.  As a result, the current economic slowdown may seriously affect our business to the extent that our customers reduce or defer their purchases.  If we are not able to develop new business and if our customers reduce or defer the purchase of our products, we may be unable to continue in business and it may be necessary for us to seek protection under the Bankruptcy Code.

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Porta Systems Corp. Press Release
March 31, 2009

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2008 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2008. In addition, our dependence on a limited number of customers, particularly British Telecommunications Ltd., general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter and Year ended December 31,
(in thousands except per share amounts)

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Sales	$7,210	$5,898	$26,737	$27,820

Gross profit	987	1,277	5,735	8,060

Total operating expenses	1,657	2,414	6,640	8,141

Operating loss	(670)	(1,137)	(905)	(81)

Interest expense, net of interest and other income	(20)	(537)	(1,387)	(2,066)

Loss before income taxes	(690)	(1,674)	(2,292)	(2,147)

Income tax expense	(7)	(20)	(60)	(76)

Loss from continuing operations before extraordinary gain and discontinued operations	(697)	(1,694)	(2,352)	(2,223)

Discontinued operations:
Loss from discontinued operations	—	—	—	(521)

Extraordinary gain (loss) on troubled debt Restructuring (net of zero tax)	(143)	—	17,502	—

Net income (loss)	$(840)	$(1,694)	$15,150	$(2,744)

Per share data:

Basic and diluted per share amounts (giving effect to the reverse split):

Continuing operations	$(0.07)	$(1.87)	$(0.50)	$(2.46)
Discontinued operations	—	—	—	(0.58)
Extraordinary item	(0.01)	—	3.73	—

Net income (loss) per share:	$(0.08)	$(1.87)	$3.23	$(3.04)

Weighted average shares outstanding	9,955	905	4,688	905

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